UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2011

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	001-14783	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza
Jericho, NY 11753
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 465-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

As of March 18, 2011, State Bancorp, Inc. (the “Company”) entered into a Change of Control Employment Agreement (the “Change of Control Agreement”) with Thomas A. Iadanza, the Chief Lending Officer of State Bank of Long Island, wholly owned subsidiary of the Company.   The Change of Control Agreement is designed to comply with the provisions of section 409A of the Internal Revenue Code of 1986, regulating non-qualified deferred compensation plans that may apply to employment agreements.  Mr. Iadanza’s Change of Control Agreement is on the form of agreement adopted by the Company for use in entering into change of control agreements with executive officers.

The Change of Control Agreement provides Mr. Iadanza with severance benefits payable in the event of a discharge without cause or resignation with good reason in connection with or within a prescribed period following a change of control of the Company (the “Employment Period”).  Severance benefits include a multiple of base salary rate and recent annual bonus (the “Severance Multiple”) and a continuation of health, medical, and other insurance benefits for a period of years following termination (the “Benefits Continuation Period”).  Severance benefits are capped at the maximum amount that may be paid without triggering an excise tax under section 4999 of the Internal Revenue Code of 1986 or resulting in a loss of deductibility under section 280G of the Internal Revenue Code of 1986.  In consideration of the severance benefits, Mr. Iadanza agrees to observe covenants that protect the Company’s confidential and proprietary information, to refrain from disparaging the Company, and for one year following termination, to refrain from soliciting or interfering with the Company’s relationships with its customers and employees.

The details of Mr. Iadanza’s Change of Control Agreement are set forth below:

Name	Employment Period (Years)	Severance Multiple	Benefits Continuation Period (Years)
Thomas A. Iadanza	Three	Two	Two

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

State Bancorp, Inc.

Date: March 24, 2011	By:	/s/ Brian K. Finneran
Brian K. Finneran
Chief Financial Officer